Exhibit 99.1

SURFACE ONCOLOGY REPORTS FINANCIAL RESULTS AND CORPORATE HIGHLIGHTS FOR THIRD QUARTER 2018

Cambridge, Mass., November 13, 2018: Surface Oncology (NASDAQ:SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today reported financial results and corporate highlights for the third quarter of 2018.

“The team we have assembled at Surface Oncology continues to excel in its execution, both in the clinic with SRF231 and with our later stage preclinical programs targeting CD39 and IL-27,” said Jeff Goater, chief executive officer of Surface Oncology. “The overall accomplishments in the field of immuno-oncology have been transformative for patients, but we are driven by the fact that there is so much more to be done to help those affected by cancer. Our diverse portfolio represents a broad and unique approach to fighting cancers, targeting multiple pathways to overcome the immunosuppressive tumor microenvironment.”

Selected Corporate Highlights:

•	Dose escalation continues for phase 1 studies of both SRF231 (CD47) and NZV930 (CD73), with initial data for SRF231 anticipated H1 2019.
•	IND-enabling studies for both SRF617 (CD39) and SRF388 (IL-27) are ongoing and filings are anticipated around the end of 2019 and early 2020, respectively.
•	A recent publication in the scientific journal Nature[1] highlighted the role of IL-27 in, and its potential as a master switch of, the expression of certain checkpoint proteins.
•	Two scientific posters highlighting SRF231 were accepted for presentation at the 60th American Society for Hematology (ASH) Annual Meeting in San Diego, CA:

o	“The fully human anti-CD47 antibody SRF231 has dual-mechanism antitumor activity against chronic lymphocytic leukemia (CLL) cells and increases the activity of both rituximab and venetoclax”
o	“Targeted inhibition of CD47-SIRP alpha requires Fc-Fc Gamma receptor interactions to maximize phagocytosis in T-Cell lymphomas” (Oral presentation)
•	Expansion of our facility at 50 Hampshire St., Cambridge, MA began in September. The expansion is slated for completion in Q4 and will add over 12,000 square feet of both laboratory and office space.

Financial Results:

As of September 30, 2018, cash, cash equivalents and marketable securities were $173.4 million, compared to $185.6 million on June 30, 2018. Research and development (R&D) expenses were $15.8 million for the third quarter ended September 30, 2018, compared to $12.1 million for the same period in 2017. The increase was primarily driven by expenditures associated with Surface’s advancing product pipeline, including increased R&D personnel costs associated with the growth of the Company. R&D expenses included $0.5 million in stock-based compensation expenses for the third quarter of 2018.

General and administrative (G&A) expenses were $4.0 million for the third quarter ended September 30, 2018, compared to $4.7 million for the same period in 2017. The decrease was largely due to a one-time charge related to employee separation costs during the quarter ended September 30, 2017, partially offset by increases in professional fees related to legal and accounting services. G&A expenses included $0.7 million in stock-based compensation expenses for the third quarter of 2018.

For the third quarter ended September 30, 2018, net loss was $17.2 million, or basic and diluted net loss per share attributable to common stockholders of $0.62. Net loss was $14.4 million for the same period in 2017, or basic and diluted net loss per share attributable to common stockholders of $5.75.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. These forward-looking statements are based on our management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to: our limited operating history and historical losses, our liquidity to fund the development of SRF231 and our other product candidates through current and future milestones, our ability to raise additional funding to complete the development and any commercialization of our product candidates, our dependence on the success of our lead product candidates, SRF231 and NZV930, results from preclinical studies or early clinical trials may not be representative of larger clinical trials, results from the clinical trials and preclinical studies of third parties working in immuno-oncology and our dependence on third parties in connection with our manufacturing, clinical trials and pre-clinical studies. Additional risks and uncertainties that could affect our future results are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Prospectus dated April 18, 2018, which is available on the SEC’s website at www.sec.gov and our website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

ABOUT SURFACE ONCOLOGY

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment with lead programs targeting CD47, CD73, CD39 and IL-27. Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response, and may be used alone or in combination with other therapies. The company has a pipeline of seven novel immunotherapies and a strategic collaboration with Novartis focused on up to three next-generation cancer immunotherapies.

For more information, please visit www.surfaceoncology.com.

Contacts:

Seth Lewis

slewis@surfaceoncology.com

617-655-5031

Ten Bridge Communications

Krystle Gibbs

krystle@tenbridgecommunications.com

508-479-6358

Selected Financial Information

(amounts in thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
Statement of Operations Items	2018	2017	2018	2017
Collaboration revenue – related party	$1,730	$2,480	$49,653	$10,347
Operating expenses:
Research and development	15,783	12,101	41,971	31,501
General and administrative	3,977	4,651	11,252	8,201
Total operating expenses	19,760	16,752	53,223	39,702
Loss from operations	(18,030)	(14,272)	(3,570)	(29,355)
Total other income	808	208	1,708	470
Provision for income taxes	-	(341)	-	(719)
Net loss	$(17,222)	$(14,405)	$(1,862)	$(29,604)

	September 30,	December 31,
Selected Balance Sheet Items:	2018	2017
Cash, cash equivalents and marketable securities	$173,375	$63,309
Total assets	186,278	81,454
Accounts payable and accrued expenses	11,526	13,058
Deferred revenue – related party	63,717	82,105
Total stockholders’ deficit	106,020	(67,314)